Exhibit 3.8

State of Delaware Secretary of State Division of Corporations Delivered 08:49 AM 02/09/2024 FILED 08:49 AM 02/09/2024 SR 20240430622 - File Number 3079623

Certificate of Formation

of

Evolution Metals LLC

This Certificate of Formation of Evolution Metals LLC (the “Company”), is being duly executed and filed by the undersigned, as an authorized person, to form a limited liability company under the Delaware Limited Liability Act (6 Del.C. § 18-101, et seq.).

FIRST:	The name of the limited liability company is Evolution Metals LLC.

SECOND:	The address of its registered office in the State of Delaware is 3422 Old Capitol Trail, Suite 700, Wilmington, DE 19808-6124, county of New Castle. The name of its registered agent at such address is DELAWARE BUSINESS INCORPORATORS, INC.

THIRD:	The duration of this Limited Liability Company will be perpetual.

FOURTH:	This certificate will be effective on the date upon which it is filed.

IN WITNESS WHEREOF, the undersigned Authorized Person executed this Certificate of Formation on this date of February 8, 2024.

Authorized Person:

DELAWARE BUSINESS INCORPORATORS, INC.

/s/ Russell D. Murray
By:	Russell D. Murray, VP

ID: 45817